Investment Agreement

Entered into and signed on Tuesday, March 16, 2004

Between

A.D. Integrity Applications Ltd.
of 22 Ha’amal St., Southern Industry Zone Ashkelon
P.C. 513151878

(hereinafter: the “Company and/or the First Party”)

And:

Yitzhak Fisher, 545 Fifth Avenue, Suite 620, New York,
NY 10017, USA , SSN ###-##-####,
Asher Kugler, I.D. 53551354, of 10 Carmeli St. Ramat Gan,
Nir Tarlovsky, I.D. 22457717, of 76 Hailanot St. Moshav Tsovit,

All of which

(hereinafter: the “Investor and/or the Second Party”);

Whereas
the Company is engaged in the development, production, marketing and selling of a system for non-invasive determining of the glucose level of blood (hereinafter: the “Product”) and is currently at the stage following the establishment of the technological feasibility and the development of a prototype; and

Whereas
the Company has the know-how, the capability and the skills, together with its professional team, to promote the Product up to the stage of the development of a finished Product and serial production; and

Whereas	the Investor is willing to invest in the Company such funds as specified herein, according to the shares, which shall be issued to him pursuant to the agreement of the parties and subject hereto; and

Whereas	the parties desire to settle their proposed relationship in order to find due solutions and suitable answers to the investment of the Second Party in the Company; and

Whereas	it is accepted and agreed between the parties that this Agreement shall be binding upon the parties with respect to their relationship.

Therefore, it was agreed, stipulated and represented between the parties as follows:

The preamble hereto is an integral part hereof and shall be construed together herewith.

1.	Representations of the Parties

1.1	The Company is a limited share Company, which is lawfully registered in Israel. The memorandum of the Company is attached hereto as Annex A and constitutes an integral part hereof.

1.2	The Investor represents that he has the required funds for the investment hereunder.

1.3	The First Party represents that to the best of his knowledge he has the know-how, the skills and the means to carry out the Company’s specific activity as defined herein.

1.4
The First Party, the employees and the managers of the Company hereby represent and warrant that they shall dedicate their time, energy, skills and capabilities to their work in the Company, developing the Product, achieving the targets of the activity and the success of the Company.

1.5	The First Party represents that there are no third party actions and/or claims and/or demands against them, which may damage the day to day activity and/or the business of the Company.

1.6
The First Party represents that to the best of their knowledge and experience the development of the Product is within their technological capability and that they have and/or shall recruit the skilled personnel for the activity of the Company. The Company presented to the Investor all of the data for taking the decision to invest in the Company and the Investor is aware that the Product is in the technological domain, which entails substantial risk versus substantial prospects.

1.7
The First Party represents that according to a patent survey, which was ordered by him, it is possible to register a patent and/or several patents on the technology and/or the technological application which is the basis of the Product, beyond the patent that was registered and presented to the Investor, that patents and/or other intellectual property rights as aforesaid shall only be registered on the name of the Company. Any decision concerning the granting to any third party the right to use the patents and/or the intellectual property rights, which shall be registered as aforesaid, shall require the consent of the board of directors, which shall only be given if granting such right to use is in the best interest of the Company.

1.8
The First Party hereby represents that to the best of their professional understanding, the establishment of the technological feasibility of the Product and the development of the prototype were successfully completed, the laboratory experiments were conducted according to reasonable scientific criterions and the results of the experiments are positive in the necessary extent for proceeding to the stage of the clinical experiments, after complementary developments and/or necessary adjustments.

1.9
The parties represent that they shall comply with the provisions hereof in good faith and with the intention to promote the development of the Company in its field of activity and the Investor represents that he shall not compete with the Company in any way or manner.

1.10
The Investor received a presentation on the condition of the Company, the status of the project for the development of a non-invasive glucose meter, GlucoTrackTM, including clarifications and answers to specific questions. The Investor also received a copy of the patent registered by the Company and a copy of the patent survey ordered thereby.

1.11
The Investor represents that he is aware that the Company is dealing with a Start Up product, which entails a level of risk. The Investor is also aware that upon his entering into the project the Company has no cash balance, the employees received termination letters and the actual activity of the Company was partly frozen and he is aware that his investment shall partly reactivate the activity. At his request and to his satisfaction, the Investor received in this matter a detailed explanation on the situation and the implications thereof.

1.12
However, the future work plan is clear to the Investor as well as the anticipated results of the sum invested at this stage by the Investor, including clinical experiments with the assistance and under the supervision of Dr. Sheinfeld (on behalf of the Investor), including collecting data from these experiments.

1.13
The Investor represents that he examined the Company, the Product and the business approach and that he is aware of the high level of risk involved in investing in the Product and subject thereto he is willing to invest the funds specified herein.

2.	The Company’s Issued Capital:

2.1	The Company’s share capital is NIS 100,000, divided into ordinary shares of NIS 1 each.

2.2	The Company’s shares were allotted between the Company’s founders, consultants, employees and Y. H. Dimri Ltd., as specified separately.

3.	Issuance of Shares in the Company to the Investor:

3.1	The Company shall issue to the Investor one ordinary share, as follows:

3.1.1	Upon the execution hereof by the parties, the Investor shall give the Company a shareholder’s loan in a sum of $75,000 in a way of a banker’s check or a bank transfer, for immediate payment.

3.1.2
In consideration for the aforesaid, the Company shall accept to issue to the Investor one ordinary share of the authorized share capital of the Company, as aforesaid. For this purchase, the Investor shall pay NIS 100 directly to the Company’s treasury.

3.2	The Investor shall have the right to purchase additional 3% of the total issued share capital after the next purchase of the Company’s shares:

3.2.1
The value of the purchase of the shares shall be equal to the price per share in the next purchase that shall take place (or the shareholder’s loan, if no other purchase takes place), with a 15% discount for the Investor.

3.2.2	This option shall be in force until the earlier of July 1, 2005 or a capital raising according to a company valuation of $50M (post money).

3.3	The shares and the rights related thereto shall be divided as follows:

3.3.1	50% to Mr. Asher Kugler.

3.3.2	50% jointly to Mr. Itzhak Fisher and Mr. Nir Tarlovsky.

4.	The Activity and Objectives of the Company

4.1	The Company is engaged in the development of a product in the field of determining the glucose level of blood without the need for invasive penetration to the body.

4.2
The activities of the Company include, inter alia, developing the Product, clinical experiments, regulation procedures according to the different markets, purchasing the required raw materials for the development and the production, locating the right markets and selling the Product to the distributors.

4.3
The founders shall make available to the Company all of the know-how and goodwill that they accumulated with respect to the Company’s activity as well as the connections and the technological, technical and operational capabilities accumulated so far.

5.	The Company’s Board of Directors, Distribution of Responsibilities and Voting Rights:

5.1	The Company’s board of directors consists of 4 directors, who are the interest-holding founders to this Agreement and one director on behalf of Y. H. Dimri Ltd.

5.2	For the avoidance of doubt, it is hereby made clear that the Investor shall have no representation in the Company’s board of directors.

5.3	The chairman of the board of directors is Avner Gal, who was elected to that effect at the first meeting of the Company’s board of directors.

5.4	The parties shall invest all of the required time for the development and prosperity of the Company.

5.5	No external CEO shall be appointed to the Company without the consent of the majority of the shareholders in the Company and according to the Company’s articles of association.

5.6	The Company’s CEO is Avner Gal.

6.	Management of the Affairs of the Company, Financial Management, Bank Account and Consultants

6.1	The signature rights in the Company’s accounts shall be those existing on the signing date hereof or as shall be later determined by the Company’s board of directors.

6.2
The Company shall be managed according to the generally accepted accounting rules and shall retain an accountant and a bookkeeper. The Company’s accountant is the accounting firm of Dani Shapira & Co. of 7a Hashalom Road, Tel Aviv.

6.3	The Company’s books of account shall be open to the inspection of the Investor at his request in coordination with the Company’s bookkeeper.

6.4	The Company’s attorney and legal counsel is Adv. Avraham Koren of 28 Bezalel St. Ramat Gan and Adv. Zeev Mintus of 35 Shaul Hamelech Blvd. Tel Aviv.

6.5	The Company shall retain consultants as it shall be necessary and as determined by the Company’s CEO.

6.5.1
The Investor’s representative, Mr. Nir Tarlovsky, shall act as a consultant in the Company’s Advisory Board, with no compensation. His activity in this quality shall focus on assistance in raising future investments and organising clinical experiments in the Schneider Medical Center, with no financial compensation.

6.5.2
In consideration therefor, the Investor shall be granted an option for one authorized share for an exercise price of NIS 100 and at a conversion ratio of 1:1 for ordinary shares as applicable on the date hereof. The option may be exercised between July 1, 2004 and January 31, 2009.

6.6	The bookkeeping and the administrative organization of the Company shall be conducted from the Company’s offices.

6.7	The Investor shall not interfere in the management of the Company’s day-to-day affairs and in particular in technological/development issues.

7.	Additional Investment, Transferability of Shares and Distribution of Profits:

7.1
If the Company raises additional investments from other investors, then the share of all shareholders shall be diluted according to the sum of the additional investment made in the Company, the valuation of the Company determined for such investment and the other terms thereof as shall be determined in negotiations that shall be conducted between the Company and the potential investor.

7.2	Right of First Refusal to Participate in Additional Investment Round:

It is hereby agreed that the parties hereto and the existing shareholders in the Company have a right of first refusal to participate in any additional investment round made by the Company and all in proportion to the sum of the investment made in the Company, the valuation of the Company as shall be determined for such investment and the other terms thereof as shall be determined in the negotiations that shall be held between the Company and the potential investor. The right of refusal shall be limited for two weeks from the notice on the investment.

7.3	Transferability of Shares

It is hereby agreed that any transfer of shares in the Company by any of its shareholders to a third party and/or to another shareholder in the Company shall be subject to a right of first refusal to purchase such shares, which is hereby granted to each of the shareholders in the Company and to the parties hereto to purchase the transferred shares according to the price and the terms of the aforesaid sale transaction.

It is hereby agreed that the provisions of this section shall not apply to a transfer of shares for no consideration to an immediate family member, provided, however, that it shall not exempt the transferee from his obligations hereunder.

7.4
It is hereby agreed that all of the incomes from the activities of the Company for selling the Product and/or other and/or ancillary products shall be transferred to the Company’s Bank Account and from this account shall be paid all of the required expenses for the day to day operation of the Company, as shall be determined by the CEO. Surplus cash shall be invested by the Company’s managers according to the recommendations of financial entities working with the Company, including bank investment consultants. The investments shall be solid, with low level of risk.

7.5	Distribution of Shares and Repayment of Shareholders' Loans

7.5.1
Resolutions on the distribution of distributable profits (hereinafter: “Dividend”), the rate of the Dividend out of the distributable profit and the date of distribution of the Dividend shall be adopted by the majority of the votes of the shareholders in the Company and according to the Company’s articles of association, and in the lack of such resolution the distributable profits shall be transferred to a capital fund for the distributable profits for the following years.

7.5.2	The resolution on distributing Dividend as aforesaid shall be taken as follows:

Every year, one month after the preparation of the annual balance, a shareholders’ meeting shall be convened to decide on the distribution, the sum and the distribution date of the Dividend and/or on the policy for the reinvestment of the distributable profits or a part thereof in the day to day activity of the Company.

Such resolution shall be adopted by a majority of the shareholders of the Company as set forth in the Company’s articles of association.

In the lack of a majority for the resolution on the distribution of the Dividend in a certain year and/or on the reinvestment of the distributable profit, in whole or in part, in the day to day activity of the Company, the distributable profits for the past year shall be transferred to a capital fund for distribution of Dividend for the duration of another year.

If in the following year again no resolution is adopted by the majority of the shareholders in the Company on a distribution of a Dividend and/or on the reinvestment of the distributable profit or any part thereof in the day to day activity of the Company, the Company shall immediately distribute and with no need to obtain the shareholders’ consent 50% of its distributable profits as Dividend to its shareholders and the remaining 50% shall be reinvested in the day to day activity of the Company.

7.5.3
It is hereby made clear that in no case shall a distribution of a Dividend be made, which would cause a deficit in the Working Capital of the Company. For this purpose, “Working Capital” means the Company’s total current assets less the Company’s total current liabilities.

7.5.4
It is hereby agreed that as of the first year, in which the Company shows profits in the Company’s annual income statement (accounting profit), the Company shall start repaying the shareholders' loans granted to it.

The aforesaid shareholders' loans shall be repaid based on an indexation thereof to the Consumer Price Index as from the index known on the date of granting to the Company each loan and/or part thereof up to the index known on the date of each actual repayment of the aforesaid loans.

7.5.5
The repayment of the aforesaid shareholders' loans shall be made out of the sales, such that 10% of the total sales of the Company after deduction of VAT in every quarter, from the quarter prior to the first year in which the Company showed profits in its annual income statement, shall be transferred to the lenders, proportionally to the respective share of each of them in the shareholders' loan, until the full repayment of the aforesaid shareholders' loans. It is hereby agreed that in no case shall the aforesaid repayment of the shareholders' loan be made if it causes a deficit in the working capital of the Company. For this purpose, “Working Capital” means the Company’s total current assets less the Company’s total current liabilities.

7.5.6
It is hereby agreed that the repayment of the shareholders' loans by the Company shall precede any distribution of Divided in the Company. The Company shall adopt no resolution on the distribution of a Dividend so long as it has not repaid to the lenders the shareholders' loans which they granted thereto.

8.	Conflict Resolution and Dissolution of the Company:

8.1
In case of disputes between the parties with respect to the compliance herewith and/or to the management of the Company’s day to day affairs, the parties hereby undertake to refrain from interfering with and/or impeding the management of the Company. The parties shall persist in their duties until the resolution of all the aforesaid conflicts and disputes.

8.2
All of the disputes between the parties and all of the conflicts arising between them and which relate to or result from the compliance with the provisions hereof, shall be referred to a single arbitrator, who will be elected by the agreement of the parties. The arbitrator shall not be subject to the substantive law or to the laws of evidence and his award shall be final and definite. The arbitrator shall be subject to the Second Schedule to the Arbitration Law, with the changes called for by the foregoing and following provisions of this agreement. The parties’ execution of this agreement shall be deemed as the execution of a deed of arbitration, for all intents and purposes.

8.3	In the framework of his power, the arbitrator may, inter alia, decide on the dissolution of the Company.

8.4
If the arbitrator decided on the dissolution of the Company, he shall file to the competent court a petition to appoint a receiver to the Company, who shall try to sell the Company as a going concern to the higher bidder (hereinafter: the “Receiver”).

8.5
If the Receiver fails to sell the Company as aforesaid within six months after his appointment by the court as aforesaid, then the Receiver shall determine the value of the Company’s assets and do his best to sell the same for the repayment of the Company’s debts, and all under the supervision of the court that appointed him as a Receiver for the Company. The surplus of the assets over the obligations, to the extent it exists, shall be distributed between the shareholders proportionally to their respective holdings in the Company’s shares.

8.6
It is hereby agreed that in the case of a dissolution of the Company as aforesaid and the selling of its assets for the repayment of its obligations to the Company’s creditors, the repayment of the shareholders' loans, which the lenders granted to the Company, shall have preference over the remaining obligations of the Company to its other creditors and they shall be the first to be repaid from the sale of the assets. This provision shall be binding on the Company’s Receiver.

9.	Maintaining Confidentiality:

9.1
The parties hereto and/or anyone on their behalf hereby undertake that during their holding of the Company’s shares and at any time thereafter they shall not disclose or impart to any third party, who is not the Company or a part thereof, directly or indirectly, information on the Company and/or on the products that it developed and/or will develop and/or any information on the technology at the basis of the products that it developed and/or will develop in the future and/or any information that they received in the framework of their activity in the Company and/or information related to the Company as aforesaid, insofar such information is not in the public domain. The founders may only disclose the aforesaid information to a third party if such disclosure is required for promoting the Company’s business and for its best interest.

9.2
The parties hereby undertake that during their holding of the Company’s shares and at any time thereafter they shall maintain full confidentiality with respect to the Company’s business and affairs and that they shall in no way damage the Company, including by damaging the Company’s goodwill or business relations.

9.3
In this agreement, “information” means any data, fact, procedure, formula, technology, application or working method, including, without limitation, information on the Company’s clients, suppliers and products.

9.4
Any invention that the Company and/or any of the employees of the Company shall invent in the course of their work in the Company and any information, in the creation of which they shall take part in the course of their work in the Company, which are related to the Company’s activity domain as applicable from time to time or result from or created in relation to or as a result from their work in the Company, are and shall be the property of and owned by the Company and the Company may do with the same as it wishes and register such idea or invention on its name at any registry maintained in such matters and the shareholders in the Company shall have no claim or action to or for the same.

10.	Breaches and Remedies:

10.1
The Investor shall reserve the minority rights, which enable him to exercise his options and to sell his shares upon transfer of control in the Company or a sale (in whole or in part), at equal terms to those applying to the major shareholders (Tag Along).

10.2	A breach of the provisions of some or part of Sections 1, 3, 6, 7 and 9 above, shall be deemed as a material breach hereof.

10.3
In the event of a material breach, the other party – the injured party, shall have the right to terminate this Agreement after the breaching party was given a written warning or notice concerning the breach and the breaching party did not remedy the breach within 7 days after receiving the notice or the warning.

10.4
Notwithstanding any stipulation herein above, a delay of no more than 7 days in the performance of any obligation hereunder shall not be deemed as a breach hereof and give the injured party no right to any damages.

10.5	The provisions of the Contracts Law (Remedies for Breach of Contract), 5731-1970 shall apply hereto, subject to the aforesaid provisions.

11.	General:

11.1	This Agreement shall enter into force only after the execution hereof by the parties.

11.2	No waiver, extension or reduction or modification with respect to any term of the terms hereof, including the annexes hereto, shall be valid, unless made in writing and signed by the parties hereto.

11.3
No delay by any party in exercising his rights and/or obligations shall be deemed as a waiver and he may and shall have the right to exercise his rights and/or a part thereof hereunder and according to the law, at any time as he sees fit.

11.4	This Agreement supersedes any previous contract and/or memorandum of understanding, if any, and the rights and obligations of the parties shall from now on be according to the terms hereof only.

11.5	The sections’ headings herein shall not be used for the interpretation hereof and are for the convenience of reference only.

11.6
In this agreement, words importing the singular number shall also include the plural and vice versa and words importing the masculine shall also include the feminine and vice versa, unless otherwise expressly stated or required by the context.

11.7	The competent court in the district of Tel Aviv Jaffa shall have jurisdiction to hear any dispute in relation hereto.

In witness whereof, the parties have hereto set their hands:

The Company	Date	The Investor